EXHIBIT 10.3

LAKE SHORE SAVINGS BANK

AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN

              Effective May 18, 2016

           LAKE SHORE SAVINGS BANK

AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Amended and Restated Supplemental Executive Retirement Plan (the “Plan”), is made and entered into as of May 18, 2016, by and between Lake Shore Savings Bank, a federally-chartered savings bank (the “Bank”), and Daniel P. Reininga, President and Chief Executive Officer of Lake Shore Bancorp, Inc., a federally-chartered corporation and a mid-tier stock holding company (the “Company”) and the Bank (the “Executive”).  The Plan was originally entered into as of June 30, 2012 and initially amended and restated as of November 1, 2015.

The purpose of the Plan is to provide additional retirement benefits to the Executive, who has contributed significantly to the success and growth of the Company and the Bank, and whose services are vital to the Company and Bank’s continued growth and success.

W I T N E S S E T H :

WHEREAS, the Executive is the President and Chief Executive Officer of the Company and the Bank; and

WHEREAS, the Company and the Bank recognize the valuable services performed for it by the Executive and wishes to encourage his continued employment and to provide him with additional incentive to achieve corporate objectives; and

WHEREAS, the Bank intends this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

NOW, THEREFORE, effective as of May 18, 2016, except as otherwise provided herein, the Bank and Executive hereby amend and restate the Plan as follows:

ARTICLE I
DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Accrued Benefit” means that portion of the Normal Retirement Benefit which is expensed and accrued under generally accepted accounting principles (GAAP).

1.2
“Beneficiary” means the person(s) designated by the Executive as the beneficiary to whom the deceased Executive’s benefits are payable. Such beneficiary designation shall be made on the form attached hereto as Exhibit A and filed with the Bank.  If no Beneficiary is so designated, then the beneficiary will be the Executive’s estate.

1.3	“Board” shall mean the Board of Directors of the Bank, unless specifically noted otherwise.

1.4
“Cause” shall mean that the Board of Directors of the Bank, by majority vote of their entire membership, determines that the Executive should be discharged because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Plan.  A termination of employment due to Cause under this shall be effected by  notice of termination given to the Executive by the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Executive.

1.5	A “Change in Control” of the Company or the Bank shall mean:

(a)
A change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(b)
In no event, however, shall a Change in Control be deemed to have occurred as a result of (i) any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them or (ii) the conversion of Lake Shore, MHC to a stock form company and the issuance of additional shares of the Company in connection therewith.

1.6	“Disability” means, with respect to the Executive, that, in the good faith determination of the Board:

(a)
the Executive is unable to fulfill his employment responsibilities hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months;

(b)
the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

1.7
“Early Retirement Age” means the Executive Termination of Employment (other than due to death, Disability or a Change in Control) on or after December 31, 2021 (e.g., age 63 and 1 month) and prior to Normal Retirement Age.

1.8	“Effective Date” of this Plan was originally June 30, 2012. The Effective Date of this amended and restated Plan is May 18, 2016.

           1.9 “Good Reason” means the occurrence of any of the following conditions:

(i)	any material change in the Executive's duties, functions, and responsibilities with the Bank;

(ii)
any material reduction of the Executive’s rate of base salary in effect from time to time, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Executive’s compensation as and when due;

(iii)	any material breach by the Bank of any material term, condition or covenant contained in this Agreement; or

(iv)
a change in the Executive’s principal place of employment to a place that is not the principal executive office of the Bank, or a relocation of the Bank’s principal executive office to a location that is both more than fifty (50) miles from the Executive’s principal residence and more than fifty (50) miles from the location of the Bank’s principal executive office on the date of this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.”

1.10	“Normal Retirement Age” means age sixty-seven (67).

1.11
“Termination of Employment” means a “Separation from Service” as such term is defined in Section 409A of the Code and the final regulations issued thereunder, provided that whether a Separation from Service has occurred shall be determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

ARTICLE II
ESTABLISHMENT OF RABBI TRUST

The Bank may establish a rabbi trust into which the Bank may contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “insolvency,” as defined in the trust agreement, until the contributed assets are paid to Executive in such manner and at such times as specified in this Plan. It is the intention of the Bank to make contributions to the rabbi trust to provide the Bank with a source of funds to assist it in meeting the liabilities of this Plan.

ARTICLE III
BENEFITS

3.1
Normal Retirement Benefit.  Upon the attainment of Normal Retirement Age, without regard to whether there is a Termination of Employment, the Bank shall pay to the Executive the benefit described in this Section 3.1 instead of any other benefit under this Plan.

(a)	Amount of Benefit. The annual benefit under this Section 3.1 is $152,011.

(b)
Payment of Benefit.  The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning in the month immediately after the Executive’s attainment of Normal Retirement Age.  The Normal Retirement annual benefit shall be paid to the Executive for 15 years (180 monthly payments).

3.2
Early Termination Benefit.  For Termination of Employment on or after the Early Retirement Age for reasons other than death, disability, Cause or after a Change in Control and before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 3.2 instead of any other benefit under this Plan.

(a)	Amount of Benefit. The benefit under this Section 3.2 is the vested portion of the Normal Retirement annual benefit as set forth on Schedule A, which is attached to this Plan.

(b)
Payment of Benefit.  The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning in the month immediately after the Executive’s Termination of Employment.  The Early Retirement annual benefit shall be paid to the Executive for 15 years (180 monthly payments).

3.3
Termination of Employment Prior to Early Retirement Age.  For Termination of Employment prior to the Early Retirement Age for reasons other than death, disability,  Cause or after a Change in Control, the Bank shall pay to the Executive the benefit described in this Section 3.3 instead of any other benefit under this Plan.

(a)	Amount of Benefit. The benefit under this Section 3.3 is the vested portion of the Normal Retirement annual benefit as set forth on Schedule A, which is attached to this Plan.

(b)
Payment of Benefit.  The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning in the month immediately after the Executive’s Normal Retirement Age.  This annual benefit shall be paid to the Executive for 15 years (180 monthly payments).

3.4
Disability Benefit.  In the event the Executive incurs a Disability before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 3.4 instead of any other benefit under this Plan.

(a)	Amount of Benefit. The benefit under this Section 3.4 is the greater of the (i) Accrued Benefit, or (ii) the vested portion of the Normal Retirement annual benefit as set forth on Schedule A.

(b)
Payment of Benefit.  The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning in the month immediately after the Executive incurs a Disability.  The annual benefit shall be paid to the Executive for 15 years (180 monthly payments).

3.5
Change in Control Benefit.  If the Executive’s employment with the Bank terminates involuntarily within 24 months after a Change in Control, or if the Executive terminates employment voluntarily for Good Reason within 24 months after a Change in Control, the Bank shall pay to the Executive the benefit described in this Section 3.5 instead of any other benefit under this Plan.

(a)	Amount of Benefit if the Executive has not attained age 58. The lump sum benefit under this Section 3.5 is $1,140,082.50 ( $76,005.50 times 15).

(b)	Amount of Benefit if the Executive is age 58 or older. The lump sum benefit under this Section 3.5 is $2,280,165 ($152,011 times 15).

(c)	Payment of Benefit. The Bank shall pay the benefit to the Executive in a single lump sum within three days after the Executive’s Termination of Employment.

(d)
Change in Control Payout of Normal Retirement Benefit or Early Retirement Benefit.  If a Change in Control occurs at any time during the payment period and if at the time of that Change in Control the Executive is receiving a benefit provided by this Plan, or entitled to a benefit pursuant to Section 3.3 of this Plan, the Bank shall pay the full amount of the remaining payments (or the full amount of the payments the Executive is entitled to pursuant to Section 3.3 of this Plan) to the Executive in a single lump sum within three days after the Change in Control.

ARTICLE IV
DEATH BENEFITS

4.1
Death During Active Service.  If the Executive dies while in active service to the Bank and before a Termination of Employment, the Bank shall pay to the Executive’s Beneficiary a lump sum cash payment equal to the Accrued Benefit.  The lump sum cash payment will be made no later than sixty (60) days following the date of death.

4.2
Death after Termination of Employment.  If the Executive dies after Termination of Employment and while receiving payments (or entitled to receive payments) under this Plan, the Bank shall pay to the Executive’s Beneficiary a lump sum cash payment equal to the remaining payments to be made.  The lump sum cash payment will be made no later than sixty (60) days following the date of death.

ARTICLE V
BENEFICIARY DESIGNATION

5.1
Beneficiary Designations.  The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of the Executive.  The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

5.2
Beneficiary Designation:  Change.  The Executive shall designate a Beneficiary by completing and signing the a beneficiary designation form and delivering it to the Bank or its designated agent.  The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the beneficiary designation form and the Bank’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Bank of a new beneficiary designation form, all Beneficiary designations previously filed shall be cancelled.  The Bank shall be entitled to rely on the last beneficiary form filed by the Executive and accepted by the Bank before the Executive’s death.

5.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Bank or its designated agent.

5.4
No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the benefits shall be paid to the Executive’s estate.

5.5
Facility of Payment.  If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person.  The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit.  Distribution shall completely discharge the Bank form all liability for the benefit.

ARTICLE VI
GENERAL LIMITATIONS

6.1
Termination for Cause.  Notwithstanding any provision of this Plan to the contrary, the Bank shall not pay any benefit under this Plan and this Plan shall terminate if Termination of Employment is a result of Termination of Employment for Cause.

6.2
12 U.S.C. § 1828(k).  Notwithstanding anything herein contained to the contrary, any payments made to the Executive by the Bank, whether pursuant to this Plan or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. § 1828(k), and any regulations promulgated thereunder, including FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

6.3
Restriction on Commencement of Distributions.  Notwithstanding any provision of this Plan to the contrary, if the Executive is considered a Specified Employee (within the meaning of Treasury Regulation 1.409A-1(i)), the provisions of this Section 6.3 shall govern the timing of all distributions under this Plan.  In the event the Executive is a Specified Employee, and to the extent necessary to avoid penalties under Section 409A of the Code, payments to the Executive shall not commerce until the lapse of six months after the date of the Termination of Employment.  Any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the month following the lapse of six months after the date of the Termination of Employment.  All subsequent distributions shall be paid in the manner specified.

6.4
Covenant Not To Compete.  The Executive hereby covenants and agrees that, in the event he is entitled to any benefits under this Plan, for a period of three (3) years following the date of his Termination of Employment, he shall not, without the written consent of the Bank, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, credit union or any other entity engaged in the business of accepting deposits or making loans or any direct or indirect subsidiary or affiliate of any such entity (collectively a “Financial Institution”), that entails working within 35 miles of an area in which the Company or the Bank maintains an office; provided, however, that this section shall not apply if the Executive’s Termination of Employment occurs on or after a Change in Control.

ARTICLE VII
EXECUTIVE’S RIGHT TO ASSETS:
ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall Executive be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. Neither Executive nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

ARTICLE VIII
ERISA PROVISIONS

8.1
Administrator.  The Bank shall be the administrator of this Plan. As administrator, the Bank shall be responsible for the management, control and administration of the Plan as established herein. The Bank may delegate to others certain aspects of the management and operational responsibilities of the Plan.

8.2
Claims Procedure and Arbitration.  In the event that benefits under this Plan are not paid to  Executive (or to his Beneficiary in the case of Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the administrator within sixty (60) days from the date payments are refused. The administrator shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within thirty (30) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Plan, and any additional material or information necessary for such claimants to perfect the claim. Such writing by the administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the administrator in writing within thirty (30) days of the first claim denial. Claimants may review this Plan or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan upon which the decision is based.

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this Section.

ARTICLE IX
MISCELLANEOUS

9.1
No Effect on Employment Rights.  Nothing contained herein will confer upon Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Executive without regard to the existence of the Plan.

9.2
State Law.  The Plan is established under, and will be construed according to, the laws of the State of New York, to the extent such laws are not preempted by ERISA and valid regulations published thereunder.

9.3
Severability and Interpretation of Provisions.  In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject Executive to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.  In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

9.4
Effect on Other Corporate Benefit Plans.  Nothing contained in this Plan shall affect the right of Executive to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit Plan constituting a part of the Bank’s existing or future compensation structure.

9.5	Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and Executive, his successors, heirs, executors, administrators, and Beneficiaries.

9.6
Successors to the Company and/or the Bank.  The Company or the Bank, as applicable, will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank to assume expressly and agree to perform the duties and obligations under this Plan in the same manner and to the same extent as the Company or the Bank would be required to perform it if no such succession had taken place.

9.7
Legal Fees.  In the event that Executive retains legal counsel to enforce any of the terms of the Plan, the Bank will pay his legal fees and related expenses reasonably incurred by him, but only if the Executive prevails in an action seeking legal and/or equitable relief against the Bank.

9.8.
Withholding.  To the extent required by the law in effect at the time payment under the Plan is made, the Bank shall withhold from such payment any taxes or other amounts required by law to be withheld.

ARTICLE X
AMENDMENT/TERMINATION

10.1
Amendment of Plan.  Subject to Section 10.2 of this Plan, (a) this Plan may be amended solely by a written Plan signed by the Bank and by the Executive, and (b) except for termination occurring under Section 10.2, this Plan may be terminated solely by a written Plan signed by the Bank and by the Executive.  Except as provided in Section 10.2, the termination of this Plan shall not cause a distribution of benefits under this Plan.  Notwithstanding anything to the contrary herein, the Plan may be amended to the extent necessary to comply with existing tax laws or changes to existing tax laws.

10.2	Termination of Plan.

Notwithstanding anything to the contrary in Section 10.1 of this Plan, the Bank may irrevocably terminate this Plan without the Executive’s consent in the following circumstances:

(a)
Within thirty (30) days before a Change in Control, provided that all distributions are made no later than twelve (12) months following such irrevocable termination of this Plan and further provided that all of the arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulation §1.409A-1(c)(2) are terminated so the Executive and all Executives under the other aggregated arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Bank irrevocably takes all necessary action to terminate such arrangements;

(b)
With twelve (12) months of a dissolution of the Bank taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under this Plan are included in the Executive's gross income in the latest of (i) the calendar year in which this Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practicable; or

(c)
Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Plan pursuant to Treasury Regulation §1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) no payments are made within twelve (12) months of the termination of the arrangements other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (iii) all termination distributions are made no later than twenty-four (24) months following such termination, and (iv) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan;

the Bank may distribute the vested benefit under the Plan, determined as of the date of the termination of this Plan to the Executive in a lump sum subject to the above terms.

ARTICLE XI
EXECUTION

11.1
This Plan sets forth the entire understanding of the Bank and the Executive with respect to the transactions contemplated hereby, and any previous Plans or understandings between them regarding the subject matter hereof are merged into and superseded by this Plan.

11.2	This Plan shall be executed in duplicate, each copy of which, when so executive and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed as of the day and year first written above.

ATTEST:	LAKE SHORE SAVINGS BANK

By:
Secretary	Title:

ATTEST:	EXECUTIVE

By:
Secretary	Title:

SCHEDULE A

EARLY RETIREMENT BENEFIT

Year	Vesting % - Beginning of Year	Vesting % - End of Year
2010 – 2014	0%	0%
2015	0%	20%
2016	20%	30%
2017	30%	40%
2018	40%	50%
2019	50%	60%
2020	60%	70%
2021	70%	80%
2022	80%	85%
2023	85%	90%
2024	90%	95%
2025	95%	100%*

For purposes of clarification of this Schedule A, the vested benefit will be determined only by using the applicable beginning of year or end of year vesting percentage.  For example, if a Termination of Employment occurs on June 30, 2024, the vested percentage will be 90% (and not 92.5% to reflect the six months worked in 2024).

Example:                      If a Termination of Employment occurs on June 30, 2022, for reasons other than death, disability, Cause or after a Change in Control, the annual Early Retirement Benefit will be $121,608.80 ($152,011 times 80%), which will be payable in monthly installments for 180 months.

*The Executive will be 100% vested upon the attainment of age sixty-seven (67).